EXHIBIT  23.1

                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Registration Statement, relating to 6,751,333 shares of common stock of World Diagnostics, Inc. on Form SB-2, of our report dated July 12, 2002 on the consolidated balance sheet of World Diagnostics, Inc. and Subsidiary as of March 31, 2002 and the related consolidated statements of operations, accumulated shareholders' deficit and cash flows for the year then ended appearing in the Prospectus part of this Registration Statement, and containing an explanatory paragraph with respect to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus of the Registration Statement.

                                      /s/ Gerson, Preston, Robinson & Co., P.A.

July 30, 2002
Miami Beach, Florida